Exhibit 99.1

CNH Industrial N.V. Reports Fourth Quarter and Full Year 2023 Results
Fourth quarter net income increased by 4% year-over-year despite consolidated revenue declining by 2%
Fourth quarter Agriculture segment adjusted EBIT margin up 40 bps year-over-year to 13.5%; Construction up 230 bps to 5.8%
Full year net income up 17% year-over-year on a 5% increase in consolidated revenue
Full year diluted EPS reaches $1.76; adjusted diluted EPS at $1.70
Cost reduction programs expected to improve through-cycle margins
Company announces additional $500 million share buyback program
Basildon, UK - February 14, 2024 - CNH Industrial N.V. (NYSE: CNHI) today reported results for the three and twelve months ended December 31, 2023, with Q4 2023 net income of $617 million and diluted earnings per share of $0.46, compared with net income of $592 million and diluted earnings per share of $0.43 in Q4 2022. Consolidated revenue was $6.79 billion in the quarter (down 2% compared to Q4 2022) and Net sales of Industrial Activities were $6.02 billion (down 5% compared to Q4 2022). Net cash provided by operating activities was $1,515 million and Industrial Free Cash Flow was $1,630 million in Q4 2023.
Full year 2023 consolidated revenues were $24.7 billion, up 5% year-over-year, with Net sales of Industrial Activities at $22.1 billion, up almost 3%. Full year net income was $2,383 million compared to 2022 net income of $2,039 million. Full year diluted earnings per share was $1.76, up $0.27 from $1.49 in 2022. Adjusted net income was $2,313 million, a 15% increase over 2022, with adjusted diluted earnings per share of $1.70, compared to $1.46 in 2022. Full year net cash provided by operating activities was $907 million and Industrial Free Cash Flow was $1,216 million.

“Two years ago, we established ambitious margin targets for our Agriculture and Construction segments, which we achieved earlier than planned. These results, in conjunction with record full year revenue and net income, reflect the CNH team’s tireless efforts to simplify the company, expand through-cycle margins, integrate world-class technology with our great iron, and put our customers at the center of everything we do. With more challenging end markets in Q4, robust contributions from our cost reduction focus and disciplined commercial execution drove margin expansion, and we will remain aggressive on these fronts moving forward. I have tremendous confidence in this CNH team’s ability, regardless of market conditions, to create a bright future for our company, our customers, and our dealers.”
Scott W. Wine, Chief Executive Officer

2023 Fourth Quarter Results
(all amounts $ million, comparison vs Q4 2022 - unless otherwise stated)

US-GAAP
	Q4 2023	Q4 2022	Change	Change at c.c.(1)
Consolidated revenue	6,792	6,943	(2)%	(4)%
of which Net sales of Industrial Activities	6,018	6,352	(5)%	(7)%
Net income	617	592	+4%
Diluted EPS $	0.46	0.43	+0.03
Cash flow from operating activities	1,515	1,443	+72
Cash and cash equivalents(2)	4,322	4,376	(54)
Gross profit margin of Industrial Activities	21.8%	21.6%	+20 bps

NON-GAAP(3)
	Q4 2023	Q4 2022	Change
Adjusted EBIT of Industrial Activities	696	680	+16
Adjusted EBIT margin of Industrial Activities	11.6%	10.7%	+90 bps
Adjusted net income	557	486	+71
Adjusted diluted EPS $	0.42	0.36	+0.06
Free cash flow of Industrial Activities	1,630	2,049	(419)

Net sales of Industrial Activities were $6.02 billion, down 5% when compared to the corresponding period from the previous year. This decline is mainly due to lower volume and mix in Agriculture, specifically as it relates to lower industry demand for all product categories in South America and for combines in North America and EMEA. Construction net sales grew by approximately 9% driven by net price realization and higher volume in North America.
Net income was $617 million, with diluted earnings per share of $0.46 (net income of $592 million in Q4 2022, with diluted earnings per share of $0.43). In Q4 2023, adjusted net income was $557 million and diluted earnings per share was $0.42. In comparison, in Q4 2022, CNH reported adjusted net income of $486 million and adjusted diluted earnings per share of $0.36.
Gross profit margin of Industrial Activities was 21.8% (21.6% in Q4 2022) with improvement from the corresponding period in the previous year in both Agriculture and Construction, reflective of favorable price realization and lower production costs despite the lower net sales.
Reported income tax expense was $58 million for the fourth quarter of 2023 ($168 million in Q4 2022), which includes a $99 million tax reduction from recognizing certain deferred tax assets, with an effective tax rate (ETR) of 10.1% (23.2% in Q4 2022). The adjusted ETR(3) was 27.1% (33.6% in Q4 2022).
Cash flow provided by operating activities in the quarter was $1,515 million ($1,443 million in Q4 2022). Free cash flow of Industrial Activities was $1,630 million. Consolidated Debt was $27 billion as of December 31, 2023 ($23 billion at December 31, 2022).

Agriculture
	Q4 2023	Q4 2022	Change	Change at c.c.(1)
Net sales ($ million)	4,947	5,369	(8)%	(9)%
Adjusted EBIT ($ million)	669	701	(32)
Adjusted EBIT margin	13.5%	13.1%	+40 bps
In North America, industry volume was up 19% year-over-year in Q4 2023 for tractors over 140 HP and was down 7% for tractors under 140 HP; combines were down 32%. In Europe, Middle East and Africa (EMEA), tractor and combine demand was up 5% and down 20%, respectively, of which Europe tractor and combine demand was down 2% and 44%, respectively. South America tractor demand was down 8% and combine demand was down 13%. Asia Pacific tractor demand was down 13%, and combine demand was down 73%.
Agriculture net sales decreased for the quarter by 8% to $4.95 billion primarily as a result of lower industry volume, dealer inventory management, and unfavorable mix.
Gross profit margin was 23.3% (23.1% in Q4 2022) up 20 bps, driven by favorable price realization in North America and lower purchasing and product costs.
Adjusted EBIT was $669 million, down $32 million for the quarter ($701 million in Q4 2022), as a result of lower industry demand, partially offset by lower cost of components and production costs, and reductions in SG&A expenses, while R&D investments grew to 5.0% of net sales (4.4% in 2022). Income from unconsolidated subsidiaries increased $61 million year-over-year. Adjusted EBIT margin was 13.5% (13.1% in Q4 2022). Quarterly adjusted EBIT margins grew year-over-year in all quarters of 2023.

Construction
	Q4 2023	Q4 2022	Change	Change at c.c.(1)
Net sales ($ million)	1,071	983	+9%	+8%
Adjusted EBIT ($ million)	62	34	+28
Adjusted EBIT margin	5.8%	3.5%	+230 bps
Global industry volume for construction equipment decreased in both Heavy and Light sub-segments year-over-year in Q4 2023, down 12% and 2%, respectively. Aggregated demand decreased 7% in EMEA, 2% in North America, 25% in South America and 6% for Asia Pacific.
Construction net sales increased for the quarter by 9% to $1,071 million, driven by favorable price realization and positive volume and mix mainly in North America, partially offset by lower net sales in EMEA and South America.
Gross profit margin was 14.8%, up 150 bps compared to Q4 2022, mainly due to favorable product mix and price realization, partially offset by higher product costs.
Adjusted EBIT was $62 million, up $28 million for the quarter ($34 million in Q4 2022), primarily due to favorable price realization, while SG&A spend was slightly reduced year-over-year in the quarter. Adjusted EBIT margin at 5.8% increased by 230 bps vs the same quarter of 2022.

Financial Services
	Q4 2023	Q4 2022	Change	Change at c.c.(1)
Revenue ($ million)	768	577	+33%	+32%
Net income ($ million)	113	75	+38
Equity at quarter-end ($ million)	2,789	2,285	+504
Retail loan originations ($ million)	3,412	2,898	+18%
Financial Services Revenue increased by 33% due to favorable volumes and higher base rates across all regions.
Net income was $113 million in the fourth quarter of 2023, up $38 million compared to the same quarter of 2022, primarily due to favorable volumes in all regions and improved margins, mainly in North America, and lower risk costs, partially offset by a higher effective tax rate, primarily in South America.
The managed portfolio (including unconsolidated joint ventures) was $28.9 billion as of December 31, 2023 (of which retail was 64% and wholesale 36%), up $5.1 billion compared to December 31, 2022 (up $4.4 billion on a constant currency basis).
At December 31, 2023, the receivable balance greater than 30 days past-due as a percentage of receivables was 1.4% (1.3% as of December 31, 2022).

Results for the Full Year 2023
(all amounts $ million, comparison vs FY 2022 - unless otherwise stated)

US-GAAP
	FY 2023	FY 2022	Change	Change at c.c.(1)
Consolidated revenue	24,687	23,551	+5%	+5%
of which Net sales of Industrial Activities	22,080	21,541	+3%	+2%
Net income	2,383	2,039	+17%
Diluted EPS $	1.76	1.49	+0.27
Cash flow from operating activities	907	557	+350
Cash and cash equivalents(2)	4,322	4,376	(54)
Gross profit margin of Industrial Activities	23.7%	22.0%	+170 bps

NON-GAAP(3)
	FY 2023	FY 2022	Change
Adjusted EBIT of Industrial Activities	2,730	2,433	+297
Adjusted EBIT margin of Industrial Activities	12.4%	11.3%	+110 bps
Adjusted net income	2,313	2,004	+309
Adjusted diluted EPS $	1.70	1.46	+0.24
Free cash flow of Industrial Activities	1,216	1,596	(380)

Agriculture
	FY 2023	FY 2022	Change	Change at c.c.(1)
Net sales	18,148	17,969	+1%	+1%
Adjusted EBIT	2,732	2,456	+276
Adjusted EBIT margin	15.1%	13.7%	+140 bps

Construction
	FY 2023	FY 2022	Change	Change at c.c.(1)
Net sales	3,932	3,572	+10%	+10%
Adjusted EBIT	238	124	+114
Adjusted EBIT margin	6.1%	3.5%	+260 bps

Financial Services
	FY 2023	FY 2022	Change	Change at c.c.(1)
Revenue	2,573	1,996	+29%	+29%
Net income	371	338	+33

2024 Outlook
The Company forecasts that 2024 global industry retail sales will be lower in both the agriculture and construction equipment markets when compared to 2023. While projections vary among geographies and product types, in the aggregate for key markets where the Company competes, CNH estimates that agriculture industry retail sales will be down 10-15% and construction equipment industry retail sales will be down around 10% when compared to 2023.
CNH is continuing its efforts to improve through-cycle margins with its two previously announced cost reduction programs. The first program is focused on reducing product costs through logistics normalization, lean manufacturing principles, and strategic sourcing, and was first announced at the 2022 Capital Markets Day. The second program is focused on restructuring SG&A expenses and was announced in conjunction with Q3 2023 earnings. Both programs are progressing as planned and are expected to partially offset the impact of the lower industry demand.
Consequently, the Company is providing the following 2024 outlook:
•Agriculture segment net sales(5) down between 8% and 12% year-over-year including currency translation effects
•Agriculture segment adjusted EBIT margin between 14.0% and 15.0%
•Construction segment net sales(5) down between 7% and 11% year-over-year including currency translation effects
•Construction segment adjusted EBIT margin between 5.0% and 6.0%
•Free Cash Flow of Industrial Activities(6) between $1.2bn and $1.4bn
•Adjusted diluted EPS between $1.50 to $1.60

CNH also announces today that its Board of Directors has approved an additional $500 million share buyback program to commence after the completion of the existing $1 billion share buyback program. Share repurchases under the program will be made from time to time in private transactions, open market purchases or other transactions as permitted by securities laws and other legal requirements. The timing and amounts of any purchases will be based on market conditions and other factors including but not limited to price and regulatory requirements. The program does not require the purchase of any minimum dollar amount or number of shares and the program may be modified, suspended, or discontinued at any time.

Notes
CNH reports quarterly and annual consolidated financial results under U.S. GAAP and EU-IFRS. The tables and discussion related to the financial results of the Company and its segments shown in this press release are prepared in accordance with U.S. GAAP. EU-IFRS reports will be published on approximately February 29, 2024.
1.c.c. means at constant currency.
2.Comparison vs. December 31, 2022.
3.This item is a non-GAAP financial measure. Refer to the “Non-GAAP Financial Information” section of this press release for information regarding non-GAAP financial measures. Refer to the specific table in the “Other Supplemental Financial Information” section of this press release for the reconciliation between the non-GAAP financial measure and the most comparable GAAP financial measure.
4.Certain financial information in this report has been presented by geographic area. Our geographical regions are: (1) North America; (2) Europe, Middle East and Africa (“EMEA”); (3) South America and (4) Asia Pacific. The geographic designations have the following meanings:
a.North America: United States, Canada, and Mexico;
b.Europe, Middle East, and Africa: member countries of the European Union, European Free Trade Association, the United Kingdom, Ukraine and Balkans, Russia, Turkey, Uzbekistan, Pakistan, the African continent, and the Middle East;
c.South America: Central and South America, and the Caribbean Islands; and
d.Asia Pacific: Continental Asia (including the India subcontinent), Indonesia and Oceania.
5.Net sales reflecting the exchange rate of 1.10 EUR/USD.
6.The Company is unable to provide this reconciliation without unreasonable effort due to the uncertainty and inherent difficulty of predicting the occurrence, the financial impact, and the periods in which the adjustments may be recognized. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.
Non-GAAP Financial Information
CNH monitors its operations through the use of several non-GAAP financial measures. CNH’s management believes that these non-GAAP financial measures provide useful and relevant information regarding its operating results and enhance the readers’ ability to assess CNH’s financial performance and financial position. Management uses these non-GAAP measures to identify operational trends, as well as make decisions regarding future spending, resource allocations and other operational decisions as they provide additional transparency with respect to our core operations. These non-GAAP financial measures have no standardized meaning under U.S. GAAP and are unlikely to be comparable to other similarly titled measures used by other companies and are not intended to be substitutes for measures of financial performance and financial position as prepared in accordance with U.S. GAAP.
CNH’s non-GAAP financial measures are defined as follows:
•Adjusted EBIT of Industrial Activities under U.S. GAAP is defined as net income (loss) before the following items: Income taxes, Financial Services’ results, Industrial Activities’ interest expenses, net, foreign exchange gains/losses, finance and non-service component of pension and other post-employment benefit costs, restructuring expenses, and certain non-recurring items. In particular, non-recurring items are specifically disclosed items that management considers rare or discrete events that are infrequent in nature and not reflective of on-going operational activities.
•Adjusted EBIT Margin of Industrial Activities: is computed by dividing Adjusted EBIT of Industrial Activities by Net Sales of Industrial Activities.
•Adjusted Net Income (Loss): is defined as net income (loss), less restructuring charges and non-recurring items, after tax.
•Adjusted Diluted EPS: is computed by dividing Adjusted Net Income (loss) attributable to CNH Industrial N.V. by a weighted-average number of common shares outstanding during the period that takes into consideration potential common shares outstanding deriving from the CNH share-based payment awards, when inclusion is not anti-dilutive. When we provide guidance for adjusted diluted EPS, we do not provide guidance on an earnings per share basis because the GAAP measure will include potentially significant items that have not yet occurred and are difficult to predict with reasonable certainty prior to year-end.
•Adjusted Income Tax (Expense) Benefit: is defined as income taxes less the tax effect of restructuring expenses and non-recurring items, and non-recurring tax charges or benefits.

•Adjusted Effective Tax Rate (Adjusted ETR): is computed by dividing a) adjusted income taxes by b) income (loss) before income taxes and equity in income of unconsolidated subsidiaries and affiliates, less restructuring expenses and non-recurring items.
•Net Cash (Debt) and Net Cash (Debt) of Industrial Activities: Net Cash (Debt) is defined as total debt less intersegment notes receivable, cash and cash equivalents, restricted cash, other current financial assets (primarily current securities, short-term deposits and investments towards high-credit rating counterparties) and derivative hedging debt. CNH provides the reconciliation of Net Cash (Debt) to Total (Debt), which is the most directly comparable measure included in the consolidated balance sheets. Due to different sources of cash flows used for the repayment of the debt between Industrial Activities and Financial Services (by cash from operations for Industrial Activities and by collection of financing receivables for Financial Services), management separately evaluates the cash flow performance of Industrial Activities using Net Cash (Debt) of Industrial Activities.
•Free Cash Flow of Industrial Activities (or Industrial Free Cash Flow): refers to Industrial Activities only, and is computed as consolidated cash flow from operating activities less: cash flow from operating activities of Financial Services; investments of Industrial Activities in assets sold under operating leases, property, plant and equipment and intangible assets; change in derivatives hedging debt of Industrial Activities; as well as other changes and intersegment eliminations.
•Change excl. FX or Constant Currency: CNH discusses the fluctuations in revenues on a constant currency basis by applying the prior year average exchange rates to current year’s revenues expressed in local currency in order to eliminate the impact of foreign exchange rate fluctuations.
The tables attached to this press release provide reconciliations of the non-GAAP measures used in this press release to the most directly comparable GAAP measures.
Forward-looking Statements
All statements other than statements of historical fact contained in this press release including competitive strengths; business strategy; future financial position or operating results; budgets; projections with respect to revenue, income, earnings (or loss) per share, capital expenditures, dividends, liquidity, capital structure or other financial items; costs; and plans and objectives of management regarding operations and products, are forward-looking statements. Forward-looking statements also include statements regarding the future performance of CNH and its subsidiaries on a standalone basis. These statements may include terminology such as “may”, “will”, “expect”, “could”, “should”, “intend”, “estimate”, “anticipate”, “believe”, “outlook”, “continue”, “remain”, “on track”, “design”, “target”, “objective”, “goal”, “forecast”, “projection”, “prospects”, “plan”, or similar terminology. Forward-looking statements are not guarantees of future performance. Rather, they are based on current views and assumptions and involve known and unknown risks, uncertainties and other factors, many of which are outside our control and are difficult to predict. If any of these risks and uncertainties materialize (or they occur with a degree of severity that the Company is unable to predict) or other assumptions underlying any of the forward-looking statements prove to be incorrect, including any assumptions regarding strategic plans, the actual results or developments may differ materially from any future results or developments expressed or implied by the forward-looking statements.
Factors, risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements include, among others: economic conditions in each of our markets, including the significant uncertainty caused by geopolitical events; production and supply chain disruptions, including industry capacity constraints, material availability, and global logistics delays and constraints; the many interrelated factors that affect consumer confidence and worldwide demand for capital goods and capital goods-related products, changes in government policies regarding banking, monetary and fiscal policy; legislation, particularly pertaining to capital goods-related issues such as agriculture, the environment, debt relief and subsidy program policies, trade and commerce and infrastructure development; government policies on international trade and investment, including sanctions, import quotas, capital controls and tariffs; volatility in international trade caused by the imposition of tariffs, sanctions, embargoes, and trade wars; actions of competitors in the various industries in which we compete; development and use of new technologies and technological difficulties; the interpretation of, or adoption of new, compliance requirements with respect to engine emissions, safety or other aspects of our products; labor relations; interest rates and currency exchange rates; inflation and deflation; energy prices; prices for agricultural commodities and material price increases; housing starts and other construction activity; our ability to obtain financing or to refinance existing debt; price pressure on new and used equipment; the resolution of pending litigation and investigations on a wide range of topics, including dealer and supplier litigation, intellectual property rights disputes, product warranty and defective product claims, and emissions and/or fuel economy regulatory and contractual issues; security breaches, cybersecurity attacks, technology failures, and other disruptions to the information technology infrastructure of CNH and its suppliers and dealers; security breaches with respect to our products; our pension plans and other post-employment obligations; political and civil unrest; volatility and deterioration of capital and financial markets, including pandemics (such as the COVID-19 pandemic), terrorist attacks in Europe and elsewhere; the remediation of a material weakness; our ability to realize the anticipated benefits from our business initiatives as part of our strategic plan, including targeted restructuring actions to optimize our cost structure and improve the efficiency of our operations; our failure to realize, or a delay in realizing, all of the anticipated benefits of our acquisitions, joint ventures, strategic alliances or divestitures and other similar risks and uncertainties, and our success in managing the risks involved in the foregoing.

Forward-looking statements are based upon assumptions relating to the factors described in this press release, which are sometimes based upon estimates and data received from third parties. Such estimates and data are often revised. Actual results may differ materially from the forward-looking statements as a result of a number of risks and uncertainties, many of which are outside CNH's control. CNH expressly disclaims any intention or obligation to provide, update or revise any forward-looking statements in this announcement to reflect any change in expectations or any change in events, conditions or circumstances on which these forward-looking statements are based.
Further information concerning CNH, including factors that potentially could materially affect its financial results, is included in the Company's reports and filings with the U.S. Securities and Exchange Commission ("SEC").
All future written and oral forward-looking statements by CNH or persons acting on the behalf of CNH are expressly qualified in their entirety by the cautionary statements contained herein or referred to above.
Additional factors could cause actual results to differ from those expressed or implied by the forward-looking statements included in the Company’s filings with the SEC (including, but not limited to, the factors discussed in our 2022 Annual Report and subsequent quarterly reports).
Conference Call and Webcast
Today, at 9:30 a.m. EST (3:30 p.m. CET / 2:30 p.m. GMT), management will hold a conference call to present fourth quarter and full year 2023 results to financial analysts and institutional investors. The call can be followed live online at CNH Industrial 2023 Q4 – Webcast and a recording will be available later on the Company’s website www.cnh.com. A presentation will be made available on the CNH website prior to the conference call.
CONTACTS
Media Inquiries – Laura Overall Tel +44 207 925 1964 or Rebecca Fabian Tel +1 312 515 2249
(Email mediarelations@cnh.com)
Investor Relations – Jason Omerza Tel +1 630 740 8079 or Federico Pavesi Tel +39 345 605 6218
(Email investor.relations@cnh.com)

CNH INDUSTRIAL N.V.
Consolidated Statements of Operations for the three months and years ended December 31, 2023 and 2022
(Unaudited, U.S. GAAP)

	Three Months Ended December 31,		Year Ended December 31,
($ million)	2023	2022	2023	2022
Revenues
Net sales	6,018	6,352	22,080	21,541
Finance, interest and other income	774	591	2,607	2,010
Total Revenues	6,792	6,943	24,687	23,551
Costs and Expenses
Cost of goods sold	4,705	4,978	16,838	16,797
Selling, general and administrative expenses	478	528	1,863	1,752
Research and development expenses	275	257	1,041	866
Restructuring expenses	59	12	67	31
Interest expense	404	244	1,345	734
Other, net	294	199	830	689
Total Costs and Expenses	6,215	6,218	21,984	20,869

Income (loss) of Consolidated Group before Income Taxes	577	725	2,703	2,682
Income tax (expense) benefit	(58)	(168)	(594)	(747)
Equity in income (loss) of unconsolidated subsidiaries and affiliates	98	35	274	104
Net Income (loss)	617	592	2,383	2,039
Net income attributable to noncontrolling interests	1	—	12	10
Net Income (loss) attributable to CNH Industrial N.V.	616	592	2,371	2,029

Earnings (loss) per share attributable to CNH Industrial N.V.
Basic	0.47	0.44	1.78	1.50
Diluted	0.46	0.43	1.76	1.49
Weighted average shares outstanding (in millions)
Basic	1,317	1,345	1,332	1,351
Diluted	1,334	1,361	1,350	1,362

Cash dividends declared per common share	—	—	0.396	0.302

These Consolidated Statements of Operations should be read in conjunction with the Company’s Audited Consolidated Financial Statements and Notes for the Year Ended December 31, 2022 included in the Annual Report on Form 10-K. These Consolidated Statements of Operations represent the consolidation of all CNH Industrial N.V. subsidiaries.

CNH INDUSTRIAL N.V.
Consolidated Balance Sheets as of December 31, 2023 and December 31, 2022
(Unaudited, U.S. GAAP)

($ million)	December 31, 2023	December 31, 2022
Assets
Cash and cash equivalents	4,322	4,376
Restricted cash	723	753
Financing receivables, net	24,249	19,260
Receivables from Iveco Group N.V.	380	298
Inventories, net	5,545	4,811
Property, plant and equipment, net and equipment under operating lease	3,330	3,034
Intangible assets, net	4,906	4,451
Other receivables and assets	2,896	2,398
Total Assets	46,351	39,381
Liabilities and Equity
Debt	27,326	22,962
Payables to Iveco Group N.V.	146	156
Other payables and liabilities	10,645	9,287
Total Liabilities	38,117	32,405
Redeemable noncontrolling interest	54	49
Equity	8,180	6,927
Total Liabilities and Equity	46,351	39,381

These Consolidated Balance Sheets should be read in conjunction with the Company’s Audited Consolidated Financial Statements and Notes for the year ended December 31, 2022 included in the Annual Report on Form 10-K. These Consolidated Balance Sheets represent the consolidation of all CNH Industrial N.V. subsidiaries.

CNH INDUSTRIAL N.V.
Consolidated Statement of Cash Flows for the years ended December 31, 2023 and 2022
(Unaudited, U.S. GAAP)

	Year Ended December 31,
($ million)	2023	2022
Cash Flows from Operating Activities
Net income (loss)	2,383	2,039
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation and amortization expense excluding assets under operating lease	377	327
Depreciation and amortization expense of assets under operating lease	187	208
(Gain) loss from disposal of assets	10	(42)
Undistributed (income) loss of unconsolidated subsidiaries	(211)	(69)
Other non-cash items	173	196
Changes in operating assets and liabilities:
Provisions	911	189
Deferred income taxes	(535)	(50)
Trade and financing receivables related to sales, net	(2,268)	(2,447)
Inventories, net	(259)	(151)
Trade payables	(157)	125
Other assets and liabilities	296	232
Net cash provided (used) by operating activities	907	557
Cash Flows from Investing Activities
Additions to retail receivables	(8,069)	(5,971)
Collections of retail receivables	5,824	4,360
Proceeds from sale of assets, net of assets sold under operating leases	16	97
Expenditures for property, plant and equipment and intangible assets, net of assets under operating lease	(644)	(461)
Expenditures for assets under operating lease	(551)	(538)
Other	(275)	(496)
Net cash provided (used) by investing activities	(3,699)	(3,009)
Cash Flows from Financing Activities
Net increase (decrease) in debt	3,788	2,540
Dividends paid	(538)	(423)
Other	(652)	(153)
Net cash provided (used) by financing activities	2,598	1,964
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	110	(228)
Net increase (decrease) in cash, cash equivalents and restricted cash	(84)	(716)
Cash, cash equivalents and restricted cash, beginning of year	5,129	5,845
Cash, cash equivalents and restricted cash, end of period	5,045	5,129

These Consolidated Statements of Cash Flow should be read in conjunction with the Company’s Audited Consolidated Financial Statements and Notes for the year ended December 31, 2022 included in the Annual Report on Form 10-K. These Consolidated Statements of Cash Flows represent the consolidation of all CNH Industrial N.V. subsidiaries.

CNH INDUSTRIAL N.V.
Supplemental Statements of Operations for the Three Months Ended December 31, 2023 and 2022
(Unaudited, U.S. GAAP)

	Three Months Ended December 31, 2023					Three Months Ended December 31, 2022
($ million)	Industrial Activities(1)	Financial Services	Eliminations		Consolidated	Industrial Activities(1)	Financial Services	Eliminations		Consolidated
Revenues
Net sales	6,018	—	—		6,018	6,352	—	—		6,352
Finance, interest and other income	53	768	(47)	(2)	774	43	577	(29)	(2)	591
Total Revenues	6,071	768	(47)		6,792	6,395	577	(29)		6,943
Costs and Expenses
Cost of goods sold	4,705	—	—		4,705	4,978	—	—		4,978
Selling, general and administrative expenses	426	52	—		478	462	66	—		528
Research and development expenses	275	—	—		275	257	—	—		257
Restructuring expenses	57	2	—		59	12	—	—		12
Interest expense	93	358	(47)	(3)	404	65	208	(29)	(3)	244
Other, net	92	202	—		294	(14)	213	—		199
Total Costs and Expenses	5,648	614	(47)		6,215	5,760	487	(29)		6,218
Income (loss) of Consolidated Group before Income Taxes	423	154	—		577	635	90	—		725
Income tax (expense) benefit	(11)	(47)	—		(58)	(149)	(19)	—		(168)
Equity in income (loss) of unconsolidated subsidiaries and affiliates	92	6	—		98	31	4	—		35
Net Income (loss)	504	113	—		617	517	75	—		592
(1)    Industrial Activities represents the enterprise without Financial Services. Industrial Activities includes the Company’s Agriculture and Construction segments, and other corporate assets, liabilities, revenues and expenses not reflected within Financial Services.
(2)     Elimination of Financial Services’ interest income earned from Industrial Activities.
(3)    Elimination of Industrial Activities’ interest expense to Financial Services.

CNH INDUSTRIAL N.V.
Supplemental Statements of Operations for the years ended December 31, 2023 and 2022
(Unaudited, U.S. GAAP)

	Year Ended December 31, 2023					Year Ended December 31, 2022
($ million)	Industrial Activities(1)	Financial Services	Eliminations		Consolidated	Industrial Activities(1)	Financial Services	Eliminations		Consolidated
Revenues
Net sales	22,080	—	—		22,080	21,541	—	—		21,541
Finance, interest and other income	206	2,573	(172)	(2)	2,607	95	1,996	(81)	(2)	2,010
Total Revenues	22,286	2,573	(172)		24,687	21,636	1,996	(81)		23,551
Costs and Expenses
Cost of goods sold	16,838	—	—		16,838	16,797	—	—		16,797
Selling, general and administrative expenses	1,645	218	—		1,863	1,549	203	—		1,752
Research and development expenses	1,041	—	—		1,041	866	—	—		866
Restructuring expenses	65	2	—		67	31	—	—		31
Interest expense	282	1,235	(172)	(3)	1,345	214	601	(81)	(3)	734
Other, net	201	629	—		830	(55)	744	—		689
Total Costs and Expenses	20,072	2,084	(172)		21,984	19,402	1,548	(81)		20,869
Income (loss) of Consolidated Group before Income Taxes	2,214	489	—		2,703	2,234	448	—		2,682
Income tax (expense) benefit	(458)	(136)	—		(594)	(622)	(125)	—		(747)
Equity in income (loss) of unconsolidated subsidiaries and affiliates	256	18	—		274	89	15	—		104
Net Income (loss)	2,012	371	—		2,383	1,701	338	—		2,039
(1)    Industrial Activities represents the enterprise without Financial Services. Industrial Activities includes the Company’s Agriculture and Construction segments, and other corporate assets, liabilities, revenues and expenses not reflected within Financial Services.
(2)     Elimination of Financial Services’ interest income earned from Industrial Activities.
(3)    Elimination of Industrial Activities’ interest expense to Financial Services.

CNH INDUSTRIAL N.V.
Supplemental Balance Sheets as of December 31, 2023 and December 31, 2022
(Unaudited, U.S. GAAP)

	December 31, 2023					December 31, 2022
($ million)	Industrial Activities(1)	Financial Services	Eliminations		Consolidated	Industrial Activities(1)	Financial Services	Eliminations		Consolidated
Assets
Cash and cash equivalents	3,532	790	—		4,322	3,802	574	—		4,376
Restricted cash	96	627	—		723	158	595	—		753
Financing receivables, net	393	24,539	(683)	(2)	24,249	898	19,313	(951)	(2)	19,260
Receivables from Iveco Group N.V.	302	78	—		380	234	64	—		298
Inventories, net	5,522	23	—		5,545	4,798	13	—		4,811
Property, plant and equipment, net and equipment on operating lease	1,951	1,379	—		3,330	1,561	1,473	—		3,034
Intangible assets, net	4,739	167	—		4,906	4,287	164	—		4,451
Other receivables and assets	2,706	536	(346)	(3)	2,896	2,141	477	(220)	(3)	2,398
Total Assets	19,241	28,139	(1,029)		46,351	17,879	22,673	(1,171)		39,381
Liabilities and Equity
Debt	4,433	23,721	(828)	(2)	27,326	4,972	18,941	(951)	(2)	22,962
Payables to Iveco Group N.V.	6	140	—		146	5	151	—		156
Other payables and liabilities	9,357	1,489	(201)	(3)	10,645	8,211	1,296	(220)	(3)	9,287
Total Liabilities	13,796	25,350	(1,029)		38,117	13,188	20,388	(1,171)		32,405
Redeemable noncontrolling interest	54	—	—		54	49	—	—		49
Equity	5,391	2,789	—		8,180	4,642	2,285	—		6,927
Total Liabilities and Equity	19,241	28,139	(1,029)		46,351	17,879	22,673	(1,171)		39,381
(1)    Industrial Activities represents the enterprise without Financial Services. Industrial Activities includes the Company’s Agriculture and Construction segments, and other corporate assets, liabilities, revenues and expenses not reflected within Financial Services.
(2)     This item includes the elimination of receivables/payables between Industrial Activities and Financial Services.
(3)    This item primarily represents the reclassification of deferred tax assets/liabilities in the same taxing jurisdiction and elimination of intercompany activity between Industrial Activities and Financial Services.

CNH INDUSTRIAL N.V.
Supplemental Statements of Cash Flows for the years ended December 31, 2023 and 2022
(Unaudited, U.S. GAAP)

	Year Ended December 31, 2023					Year Ended December 31, 2022
($ million)	Industrial Activities(1)	Financial Services	Eliminations		Consolidated	Industrial Activities(1)	Financial Services	Eliminations		Consolidated
Cash Flows from Operating Activities
Net income (loss)	2,012	371	—		2,383	1,701	338	—		2,039
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation and amortization expense excluding assets under operating lease	373	4	—		377	325	2	—		327
Depreciation and amortization expense of assets under operating lease	8	179	—		187	6	202	—		208
(Gain) loss from disposal of assets, net	10	—	—		10	(42)	—	—		(42)
Undistributed (income) loss of unconsolidated subsidiaries	(145)	(18)	(48)	(2)	(211)	134	(15)	(188)	(2)	(69)
Other non-cash items, net	92	81	—		173	124	72	—		196
Changes in operating assets and liabilities:
Provisions	908	3	—		911	190	(1)	—		189
Deferred income taxes	(439)	(96)	—		(535)	38	(88)	—		(50)
Trade and financing receivables related to sales, net	51	(2,325)	6	(3)	(2,268)	103	(2,551)	1		(2,447)
Inventories, net	(695)	436	—		(259)	(690)	539	—		(151)
Trade payables	(132)	(19)	(6)	(3)	(157)	111	9	5	(3)	125
Other assets and liabilities	94	202	—		296	5	233	(6)	(3)	232
Net cash provided (used) by operating activities	2,137	(1,182)	(48)		907	2,005	(1,260)	(188)		557
Cash Flows from Investing Activities
Additions to retail receivables	—	(8,069)	—		(8,069)	—	(5,971)	—		(5,971)
Collections of retail receivables	—	5,824	—		5,824	—	4,360	—		4,360
Proceeds from sale of assets excluding assets sold under operating leases	16	—	—		16	97	—	—		97
Expenditures for property, plant and equipment and intangible assets excluding assets under operating lease	(637)	(7)	—		(644)	(456)	(5)	—		(461)
Expenditures for assets under operating lease	(30)	(521)	—		(551)	(21)	(517)	—		(538)
Other	191	(677)	211		(275)	(1,273)	739	38		(496)
Net cash provided (used) by investing activities	(460)	(3,450)	211		(3,699)	(1,653)	(1,394)	38		(3,009)
Cash Flows from Financing Activities
Net increase (decrease) in debt	(910)	4,698	—		3,788	(115)	2,655	—		2,540
Dividends paid	(538)	(48)	48	(2)	(538)	(423)	(188)	188	(2)	(423)
Other	(652)	211	(211)		(652)	(153)	38	(38)		(153)
Net cash provided (used) by financing activities	(2,100)	4,861	(163)		2,598	(691)	2,505	150		1,964
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	91	19	—		110	(215)	(13)	—		(228)
Net increase (decrease) in cash and cash equivalents	(332)	248	—		(84)	(554)	(162)	—		(716)
Cash and cash equivalents, beginning of year	3,960	1,169	—		5,129	4,514	1,331	—		5,845
Cash and cash equivalents, end of period	3,628	1,417	—		5,045	3,960	1,169	—		5,129
(1)    Industrial Activities represents the enterprise without Financial Services. Industrial Activities includes the Company’s Agriculture and Construction segments, and other corporate assets, liabilities, revenues and expenses not reflected within Financial Services.
(2)     This item includes the elimination of dividends from Financial Services to Industrial Activities, which are included in Industrial Activities net cash used in operating activities.
(3)     This item includes the elimination of certain minor activities between Industrial Activities and Financial Services.

Other Supplemental Financial Information
(Unaudited)

Adjusted EBIT of Industrial Activities by Segment
	Three Months Ended December 31,		Year Ended December 31,
($ million)	2023	2022	2023	2022
Industrial Activities segments
Agriculture	669	701	2,732	2,456
Construction	62	34	238	124
Unallocated items, eliminations and other	(35)	(55)	(240)	(147)
Total Adjusted EBIT of Industrial Activities	696	680	2,730	2,433

Reconciliation of Consolidated Net Income under U.S. GAAP to Adjusted EBIT of Industrial Activities
	Three Months Ended December 31,		Year Ended December 31,
($ million)	2023	2022	2023	2022
Net Income	617	592	2,383	2,039
Less: Consolidated income tax expense	(58)	(168)	(594)	(747)
Consolidated income before taxes	675	760	2,977	2,786
Less: Financial Services
Financial Services Net Income	113	75	371	338
Financial Services Income Taxes	47	19	136	125
Add back of the following Industrial Activities items:
Interest expense of Industrial Activities, net of Interest income and eliminations	40	22	76	119
Foreign exchange (gains) losses, net of Industrial Activities	78	45	105	59
Finance and non-service component of Pension and other post-employment benefit costs of Industrial Activities (1)	6	(12)	4	(124)
Adjustments for the following Industrial Activities items:
Restructuring expenses	57	12	65	31
Other discrete items(2)	—	(53)	10	25
Total Adjusted EBIT of Industrial Activities	696	680	2,730	2,433
(1) In the three months ended December 31, 2023 and 2022 this item includes the pre-tax gain of $6 million as a result of the amortization over the 4 years of the $101 million positive impact from the 2021 modifications of a healthcare plan in the U.S. In the year ended December 31, 2023 this item includes the pre-tax gain of $24 million as a result of the amortization over the 4 years of the $101 million positive impact from the 2021 modifications of a healthcare plan in the U.S. In the year ended December 31, 2022 this item includes the pre-tax gain of $90 million as a result of the 2018 modification of a healthcare plan in the U.S. and a pre-tax gain of $24 million as a result of the amortization over the 4 years of the $101 million positive impact from the 2021 modifications of a healthcare plan in the U.S.
(2) In the three months ended December 31, 2023 this item did not include any discrete items, while the three months ended December 31, 2022 included a $65 million gain on the sale of our Canada parts depot, partially offset by $12 million of separation costs incurred in connection with our spin-off of the Iveco Group Business. In the year ended December 31, 2023 this item includes a loss of $23 million on the sale of the CNH Industrial Russia and CNH Capital Russia businesses, partially offset by a gain of $13 million for the fair value remeasurement of Augmenta and Bennamann. In the year ended December 31, 2022 this item includes $43 million of asset write-downs, $25 million of separation costs incurred in a connection with our spin-off of the Iveco Group Business and $22 million of costs related to the activity of the Raven segments held for sale, including the loss on the sale of the Engineered Films and Aerostar divisions, partially offset by a $65 million dollar gain on the sale of our Canada parts depot.
.

Other Supplemental Financial Information
(Unaudited)

Reconciliation of Total (Debt) to Net Cash (Debt) under U.S. GAAP
	Consolidated		Industrial Activities		Financial Services
($ million)	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Third party (debt)	(27,326)	(22,962)	(4,132)	(4,909)	(23,194)	(18,053)
Intersegment notes payable	—	—	(301)	(63)	(527)	(888)
Payable to Iveco Group N.V.	(146)	(156)	(6)	(5)	(140)	(151)
Total (Debt)(1)	(27,472)	(23,118)	(4,439)	(4,977)	(23,861)	(19,092)
Cash and cash equivalents	4,322	4,376	3,532	3,802	790	574
Restricted cash	723	753	96	158	627	595
Intersegment notes receivable	—	—	527	888	301	63
Receivables from Iveco Group N.V.	380	298	302	234	78	64
Other current financial assets(2)	—	300	—	300	—	—
Derivatives hedging debt	(41)	(43)	(34)	(43)	(7)	—
Net Cash (Debt)(3)	(22,088)	(17,434)	(16)	362	(22,072)	(17,796)
(1)    Total (Debt) of Industrial Activities includes Intersegment notes payable to Financial Services of $301 million and $63 million as of December 31, 2023 and December 31, 2022, respectively. Total (Debt) of Financial Services includes Intersegment notes payable to Industrial Activities of $(527) million and $(888) million as of December 31, 2023 and December 31, 2022, respectively.
(2)     This item includes short-term deposits and investments towards high-credit rating counterparties.
(3)     The net intersegment receivable/(payable) balance recorded by Financial Services relating to Industrial Activities was $(226) million and $(825) million as of December 31, 2023 and December 31, 2022, respectively.

Reconciliation of Net Cash Provided (Used) by Operating Activities to Free Cash Flow of Industrial Activities under U.S. GAAP
Year Ended December 31,			Three Months Ended December 31,
2023	2022	($ million)	2023	2022
907	557	Net cash provided (used) by Operating Activities	1,515	1,443
1,230	1,448	Cash flows from Operating Activities of Financial Services, net of eliminations	481	744
9	19	Change in derivatives hedging debt of Industrial Activities and other	7	2
(30)	(21)	Investments in assets sold under operating lease assets of Industrial Activities	(4)	(7)
(637)	(456)	Investments in property, plant and equipment, and intangible assets of Industrial Activities	(240)	(213)
(263)	49	Other changes(1)	(129)	80
1,216	1,596	Free cash flow of Industrial Activities	1,630	2,049
(1)     This item primarily includes capital increases in intersegment investments and change in financial receivables.

Other Supplemental Financial Information
(Unaudited)

Reconciliation of Adjusted Net Income and Adjusted Income Tax (Expense) Benefit to Net Income (Loss) and Income Tax (Expense) Benefit and Calculation of Adjusted Diluted EPS and Adjusted ETR under U.S. GAAP

Year Ended December 31,			Three Months Ended December 31,
2023	2022	($ million)	2023	2022
2,383	2,039	Net income (loss)	617	592
53	(41)	Adjustments impacting Income (loss) before income tax (expense) benefit and equity in income of unconsolidated subsidiaries and affiliates (a)	53	(46)
(123)	6	Adjustments impacting Income tax (expense) benefit (b)	(113)	(60)
2,313	2,004	Adjusted net income (loss)	557	486
2,301	1,994	Adjusted net income (loss) attributable to CNH Industrial N.V.	556	486
1,350	1,362	Weighted average shares outstanding – diluted (million)	1,334	1,361
1.70	1.46	Adjusted diluted EPS ($)	0.42	0.36

2,703	2,682	Income (loss) of Consolidated Group before income tax (expense) benefit	577	725
53	(41)	Adjustments impacting Income (loss) before income tax (expense) benefit and equity in income of unconsolidated subsidiaries and affiliates (a)	53	(46)
2,756	2,641	Adjusted income (loss) before income tax (expense) benefit and equity in income of unconsolidated subsidiaries and affiliates (A)	630	679

(594)	(747)	Income tax (expense) benefit	(58)	(168)
(123)	6	Adjustments impacting Income tax (expense) benefit (b)	(113)	(60)
(717)	(741)	Adjusted income tax (expense) benefit (B)	(171)	(228)

26.0%	28.1%	Adjusted Effective Tax Rate (Adjusted ETR) (C=B/A)	27.1%	33.6%

		a) Adjustments impacting Income (loss) before income tax (expense) benefit and equity in income of unconsolidated subsidiaries and affiliates
67	31	Restructuring expenses	59	12
—	(90)	Pre-tax gain related to the 2018 modification of a healthcare plan in the U.S.	—	—
(24)	(24)	Pre-tax gain related to the 2021 modification of a healthcare plan in the U.S.	(6)	(6)
—	43	Asset write-down: Industrial Activities, Russia Operations	—	—
—	17	Asset write-down: Financial Services, Russia Operations	—	1
17	—	Loss on sale of Industrial Activities, Russia Operations	—	—
6	—	Loss on sale of Financial Services, Russia Operations	—	—
—	25	Spin-related costs	—	12
	(65)	Gain on sale of real estate		(65)
(13)	—	Investment fair value adjustments	—	—
—	22	Activity of the Raven Segments held for sale, including loss on sale of the Aerostar and Engineered Films Division	—	—
53	(41)	Total	53	(46)

		b) Adjustments impacting Income tax (expense) benefit
(24)	61	Tax effect of adjustments impacting Income (loss) before income tax (expense) benefit and equity in income of unconsolidated subsidiaries and affiliates	(14)	(5)
(99)	(55)	Adjustment to valuation allowances on deferred tax assets	(99)	(55)
(123)	6	Total	(113)	(60)